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                                                                       EXHIBIT 1

Contact: Gale L. Griffin (201) 894-2407
Vice President, Corporate Communications


                     BESTFOODS EXPECTS STRONG GROWTH IN 1999

         ENGLEWOOD CLIFFS, NJ, April 22, 1999 - At the annual meeting of shareholders of Bestfoods today, C.R. Shoemate, chairman and chief executive officer, said that the company looks forward to a "very good 1999."

         "We expect to see continued strong results in Europe and Baking and further volume growth in Asia, as the economies recover and exchange rate comparisons stabilize," Shoemate said.

         "We anticipate improved Latin American performance in the second half of the year coming from better pricing and favorable economic developments. And we look forward to stronger performance in North America, based on added merchandising activities to drive volume - particularly for Hellmann's mayonnaise, Mueller's pasta, and Knorr products - the positive effects of a price decline on Mazola corn oil, and continued solid growth in our U.S. foodservice business."

         In his remarks to shareholders, Shoemate noted that the company will have a difficult currency comparison in Latin America in the second quarter, which will temporarily depress earnings from that important region.

         Shoemate also commented on the 10-year-growth record for CPC International, which spun off its corn refining business at the end of 1997 and was renamed Bestfoods. Bestfoods' 1998 annual report states that CPC's average annual gain in earnings per share from 1987 to 1997 was 6.2%. That number included a special gain taken in 1987.

         "If that gain is excluded, as indeed all other special gains and charges during the period were, earnings per share over the 10 years grew 11% annually, a much better representation of CPC's actual progress," Shoemate said. In 1998, Bestfoods reported a 13.8% earning per share gain. "So the good news is, we have gone from strength to greater strength, as a 100% consumer foods company."

To provide the clearest possible description of our business and outlook, this report contains forward-looking statements based on our best current information and reasonable assumptions about anticipated developments. However, because of the risks and uncertainties that always exist in any operating environment or business, we cannot make any assurances that these expectations will prove correct. Actual results and developments may differ materially, depending upon currency values, competitive pricing, economic conditions in our countries of operations, and other factors. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

ABOUT BESTFOODS: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.4 billion in 1998. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. For more information about Bestfoods, visit the company's Web site on the Internet at: http://www.bestfoods.com.